Exhibit 99.1

Accelerate Diagnostics Reports Second Quarter 2022 Financial Results

TUCSON, Ariz., August 15, 2022 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) today announced financial results for the second quarter for the period ended June 30, 2022.

“In addition to a solid quarter, I am pleased to announce that we will be joining forces with Becton Dickinson to commercialize our products globally,” commented Jack Phillips, Chief Executive Officer of Accelerate Diagnostics, Inc. “Our global commercial partnership with BD comes at a time when the hospital selling environment is improving, we are firing on all cylinders in R&D and are taking meaningful steps to improve our balance sheet. These are exciting times for our company.”

Second Quarter 2022 Highlights

•	Added 8 contracted instruments and brought 3 instruments live in the U.S. in the quarter.

•	Ended the second quarter with 316 U.S. clinically live and revenue-generating instruments, with another 78 U.S. contracted instruments in the process of being implemented and not yet revenue-generating.

•	Net sales were $3.9 million, compared to $2.8 million in the second quarter of the prior year, or a 39% increase. Growth was driven by increases in both capital and recurring revenues.

•	Gross margin was 28% for the quarter, compared to 38% in the second quarter of the prior year. The decline in gross margins resulted from inflation to manufacturing costs and other factors.

•	Selling, general, and administrative (SG&A) costs for the quarter were $11.5 million, compared to $12.9 million from the same quarter of the prior year. SG&A costs for the quarter excluding non-cash stock-based compensation were $8.3 million, compared to $7.7 million from the same quarter of the prior year. This decrease was driven by continued benefit from cost cutting efforts.

•	Research and development (R&D) costs for the quarter were $7.6 million, compared to $5.7 million from the same quarter of the prior year. R&D costs excluding non-cash stock-based compensation expense for the quarter were $7.0 million, compared to $4.4 million from the quarter of the prior year. This increase was the result of investment in our next generation AST platform.

•	Net loss was $17.8 million in the second quarter, resulting in $0.23 net loss per share. Net loss excluding non-cash stock-based compensation expense for the second quarter was $13.8 million.

•	Net cash used in the quarter excluding financing was $13.6 million.

•	Signed an agreement in August 2022 to exchange $50 million of convertible debt due March 2023 for a term loan due in five years with no cash interest due during the term. After this transaction, approximately $56 million of the original $172 million convertible debt remains due.

Year-to-date 2022 Highlights

•	Net sales were $6.8 million year-to-date, compared to $5.3 million from the same period of the prior year, or a 28% increase. Growth was driven by increases in both capital and recurring revenues.

•	Gross margin was 28% year-to-date, compared to 37% from the same period of the prior year. The decline in gross margins resulted from ongoing pandemic-related impacts to manufacturing costs and other factors.

•	Selling, general, and administrative (SG&A) costs year-to-date were $22.2 million, compared to $26.9 million from the same period of the prior year. SG&A costs excluding non-cash stock-based compensation were $16.5 million year to date, compared to $15.8 million from the same period of the prior year. This small increase was the result of higher professional services fees paid in the first quarter, partially offset by a decrease in the second quarter driven by cost savings efforts.

•	Research and development (R&D) costs were $13.6 million year to date, compared to $12.6 million from the same period of the prior year. R&D costs excluding non-cash stock-based compensation expense were $12.7 million year to date, compared to $8.6 million from the same period of the prior year. This increase was the result of investment in our next generation AST platform.

•	Net loss was $32.0 million year to date, resulting in $0.44 net loss per share. Net loss excluding non-cash stock-based compensation expense was $25.0 million.

•	Net cash used excluding financing was $26.8 million

•	Ended the quarter with total cash, investments, and cash equivalents of $36.8 million.

Full financial results for the quarter ending June 30, 2022 will be filed on Form 10-Q through the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov.

Audio Webcast and Conference Call

To listen to the 2022 second quarter financial results, call by phone, +1.877.883.0383 and enter Elite Entry Number: 5467079. International participants may dial +1.412.902.6506. Please dial in 10–15 minutes prior to the start of the conference. A replay of the call will be available by telephone at +1.877.344.7529 (U.S.) or +1.412.317.0088 (International) using the replay code 10157979 until August 26, 2021.

This conference call will also be webcast and can be accessed from the company’s website at ir.axdx.com. A replay of the audio webcast will be available until November 5, 2021.

Use of Non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), which include SG&A, R&D, and Net income (loss) amounts excluding stock-based compensation expenses.

Our management and board of directors use expenses excluding the cost of stock-based compensation to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, we believe that expenses excluding the cost of stock-based compensation provides useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors. Expenses excluding the cost of stock-based compensation is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, SG&A expenses, R&D expenses, and net income (loss) reported in accordance with GAAP. The following tables present a reconciliation of SG&A expenses, R&D expenses and net income (loss) excluding stock-based compensation to comparable GAAP measures for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Sales, General and Administrative	$11,493	$12,910	$22,167	$26,938
Non-cash equity-based compensation as a component of sales, general and administrative	3,204	5,188	5,646	11,180
Sales, general and administrative less non-cash equity-based compensation	$8,289	$7,722	$16,521	$15,758

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Research and Development	$7,576	$5,733	$13,600	$12,629
Non-cash equity-based compensation as a component of research and development	539	1,328	901	4,074
Research and development less non-cash equity-based compensation	$7,037	$4,405	$12,699	$8,555

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Loss from operations	$(17,989)	$(17,590)	$(33,884)	$(37,616)
Non-cash equity-based compensation as a component of loss from operations	3,971	6,590	6,950	15,429
Loss from operations less non-cash equity-based compensation	$(14,018)	$(11,000)	$(26,934)	$(22,187)

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno® system and Accelerate PhenoTest® BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1–2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking or may have forward looking implications, such as, among others, Mr. Phillip’s statements regarding the hospital selling environment improving and the productivity of our research and development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 14, 2022, and in any other reports that the company files with the Securities and Exchange Commission. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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For further information: Investor Inquiries & Media Contact: Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Source: Accelerate Diagnostics Inc.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2022	2021
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$4,581	$39,898
Investments	32,191	23,720
Trade accounts receivable, net	2,935	2,320
Inventory	5,304	5,067
Prepaid expenses	1,429	768
Other current assets	1,619	1,558
Total current assets	48,059	73,331
Property and equipment, net	4,097	5,389
Finance lease assets, net	2,538	—
Operating lease right of use assets, net	2,181	2,510
Other non-current assets	1,851	1,817
Total assets	$58,726	$83,047
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,221	$1,983
Accrued liabilities	5,654	2,853
Accrued interest	746	909
Deferred revenue	335	451
Current portion of long-term debt	84	80
Finance lease, current	953	—
Operating lease, current	732	669
Total current liabilities	10,725	6,945
Finance lease, non-current	1,383	—
Operating lease, non-current	1,997	2,381
Other non-current liabilities	757	808
Convertible notes	105,828	107,984
Total liabilities	$120,690	$118,118

Commitments and contingencies

Stockholders’ deficit:
Preferred shares, $0.001 par value;
5,000,000 preferred shares authorized and 3,954,546 outstanding as of June 30, 2022 and December 31, 2021	4	4
Common stock, $0.001 par value;
200,000,000 common shares authorized with 79,701,428 shares issued and outstanding on June 30, 2022 and 100,000,000 common shares authorized with 67,649,018 shares issued and outstanding on December 31, 2021	80	68
Contributed capital	560,185	580,652
Treasury stock	(45,067)	(45,067)
Accumulated deficit	(576,734)	(570,668)
Accumulated other comprehensive loss	(432)	(60)
Total stockholders’ deficit	(61,964)	(35,071)
Total liabilities and stockholders’ deficit	$58,726	$83,047

See accompanying notes to condensed consolidated financial statements.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Net sales	$3,861	$2,798	$6,820	$5,316

Cost of sales	2,781	1,745	4,937	3,365
Gross profit	1,080	1,053	1,883	1,951

Costs and expenses:
Research and development	7,576	5,733	13,600	12,629
Sales, general and administrative	11,493	12,910	22,167	26,938
Total costs and expenses	19,069	18,643	35,767	39,567

Loss from operations	(17,989)	(17,590)	(33,884)	(37,616)

Other income (expense):
Interest expense	(713)	(4,177)	(1,630)	(8,267)
Gain on extinguishment of debt	919	—	3,565	—
Foreign currency exchange gain (loss)	31	—	40	(159)
Interest income	56	12	78	55
Other (expense) income, net	(107)	81	(157)	74
Total other income (expense), net	186	(4,084)	1,896	(8,297)

Net loss before income taxes	(17,803)	(21,674)	(31,988)	(45,913)
Provision for income taxes	—	—	—	—
Net loss	$(17,803)	$(21,674)	$(31,988)	$(45,913)

Basic and diluted net loss per share	$(0.23)	$(0.36)	$(0.44)	$(0.77)
Weighted average shares outstanding	76,231	61,049	71,998	59,790

Other comprehensive loss:
Net loss	$(17,803)	$(21,674)	$(31,988)	$(45,913)
Net unrealized (loss) gain on debt securities available-for-sale	(39)	1	(132)	(18)
Foreign currency translation adjustment	(161)	21	(240)	(60)
Comprehensive loss	$(18,003)	$(21,652)	$(32,360)	$(45,991)

See accompanying notes to condensed consolidated financial statements.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

Unaudited

(in thousands)

	Six Months Ended
	June 30,	June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(31,988)	$(45,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,435	1,248
Amortization of investment discount	79	97
Equity-based compensation	6,950	15,429
Amortization of debt discount and issuance costs	284	6,079
Loss (gain) on disposal of property and equipment	283	(100)
Unrealized loss on equity investments	157	—
Gain on extinguishment of debt	(3,565)	—
(Increase) decrease in assets:
Contributions to deferred compensation plan	(110)	(236)
Accounts receivable	(615)	(564)
Inventory	(416)	(524)
Prepaid expense and other	(719)	60
Increase (decrease) in liabilities:
Accounts payable	658	564
Accrued liabilities	2,288	736
Accrued interest	(159)	45
Deferred revenue and income	(116)	(94)
Deferred compensation	(51)	245
Net cash used in operating activities	(25,605)	(22,928)

Cash flows from investing activities:
Purchases of equipment	(447)	(29)
Purchase of marketable securities	(27,504)	(15,699)
Maturities of marketable securities	18,738	23,993
Net cash (used in) provided by investing activities	(9,213)	8,265

Cash flows from financing activities:
Proceeds from issuance of common stock	—	22,122
Payments on finance leases	(424)	—
Proceeds from exercise of options	7	1,222
Proceeds from issuance of common stocks under employee purchase plan	137	161
Net cash (used in) provided by financing activities	(280)	23,505

Effect of exchange rate on cash	(219)	(43)

(Decrease) increase in cash and cash equivalents	(35,317)	8,799
Cash and cash equivalents, beginning of period	39,898	35,781
Cash and cash equivalents, end of period	$4,581	$44,580

See accompanying notes to condensed consolidated financial statements.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS (CONTINUED)

Unaudited

(in thousands)

	Six Months Ended
	June 30,	June 30,
	2022	2021
Non-cash investing activities:
Net transfer of instruments from inventory to property and equipment	$202	$500
Supplemental cash flow information:
Interest paid	$1,506	$2,144
Extinguishment of Convertible Senior Notes through issuance of common stock	$10,180	$—

See accompanying notes to condensed consolidated financial statements.